Exhibit 99.1

Consent of Prospective Director Nominee

SolarCity Corporation is filing amendments to the Registration Statements on Form S-1 (Registration Nos. 333-189404 and 333-189405) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the offering of convertible notes and common stock of SolarCity Corporation. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a prospective nominee to the board of directors of SolarCity Corporation in such Registration Statements, as may be further amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statements and any further amendments thereto.

/s/ Bennet Van de Bunt
Name: Bennet Van de Bunt Dated: October 10, 2013